BancFirst Corporation Increases Dividend

OKLAHOMA CITY, Aug. 24, 2018 /PRNewswire/ -- BancFirst Corporation (NASDAQ GS:BANF) today announced that its Board of Directors has declared a $0.30 per share cash dividend on the Company's common stock, an increase of 42.9% over the quarterly dividend that was paid in each of the previous four quarters. Both improving net interest income and the recent passage of the Tax Cuts and Jobs Act have markedly increased earnings of the Company. Notwithstanding the large percentage increase, dividend payout relative to earnings remains at prudent levels in comparison to industry peers. Congressional changes to corporate tax rates could affect future dividend levels. The dividend is payable October 15, 2018, to shareholders of record on September 28, 2018.

BancFirst Corporation (the Company) is an Oklahoma based financial services holding company. The Company's principal subsidiary bank, BancFirst, is Oklahoma's largest state-chartered bank with 107 banking locations serving 58 communities across Oklahoma. More information can be found at http://www.bancfirst.bank.

The Company may make forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters. Forward-looking statements include estimates and give management's current expectations or forecasts of future events. The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time. Actual results may differ materially from forward-looking statements.

CONTACT: Kevin Lawrence, Chief Financial Officer at (405) 270-1003 or David Harlow, Chief Executive Officer at (405) 270-1082.